Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-165785
The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. The prospectus in that registration statement is available on this site and may be printed. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, you can obtain a copy of the prospectus by calling: Craig-Hallum Capital Group LLC at (612) 334-6300.

FSI International, Inc. Equity Follow-on Offering June 2010

Notice to Investors The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (612) 334-6300.

Safe Harbor Under the Private Litigation Securities Reform Act’s Safe Harbor Provision, we may, during this presentation, make forward looking statements which are based upon current expectations and beliefs and involve numerous risks and uncertainties that could cause actual events or results to differ materially from these forward looking statements. For a discussion of risk factors see the Company’s most recently filed SEC documents, such as its latest 10K, Annual Report and 10Q. The company and management assume no obligation to update or supplement this presentation, including forward-looking statements, that become untrue because of subsequent events.

Transaction Summary Issuer: FSI International, Inc. NASDAQ Ticker: FSII Shares Offered: 4.5 million primary shares Shares Outstanding Post Offering(1): 37 million shares Over-allotment Option: 15% Use of Proceeds: Working capital & general corporate purposes Expected Pricing: June 8, 2010 (after market close) Sole Bookrunner: Craig-Hallum Capital Group Co-Manager: Dougherty & Company (1) Common shares outstanding (does not include shares attributable to an exercise of the underwriter’s over-allotment option)

Today’s Presenters Donald Mitchell 10 years as CEO of FSI Chairman & Chief Executive Officer Became Chairman in January 2002 Prior to FSI, served as President of Air Products Electronic Chemicals and President of Schumacher Benno Sand 28 years of experience with FSI Executive Vice President Previously served in several executive financial management roles, including Executive Vice President, Chief Administrative Officer, Chief Financial Officer and Assistant Secretary

Company Overview Global supplier of surface conditioning equipment and technology to the world’s leading integrated circuit (IC) and microelectronics manufacturers Offers a complete portfolio of proven single wafer and batch products for immersion, spray, vapor and cryokinetic cleaning applications Patented product portfolio serves logic, memory and foundry customers Headquartered in Chaska, MN with 272 employees Current market capitalization of $126million(1) LTM Revenue of $63 million (1) Based on closing stock price of $3.90 on June 4, 2010 Always Thinking. Better.™

Investment Highlights Multi-year platform investment initiative complete — products now can address 90%+ of the available surface conditioning market Positioned to participate in the current industry expansion cycle —Wafer fab equipment industry poised for growth Successfully transitioned to a global market presence with Asian customer support infrastructure in place Significant operating leverage potential due to 30% reduction in operating expenses — first half 2010 compared to first half 2009 High-quality customer base in logic, foundry and memory Gaining momentum with key product initiatives —ORION System placed with logic, foundry and memory customers —Expanded the number of ZETA System applications Always Thinking. Better.™

Used Throughout Manufacturing Process Always Thinking. Better.™ 8

Product Portfolio

CORE

Batch Spray



ZETA®
Spray Cleaning System / 200mm - 300mm

Single Wafer Dry



ANTARES®
CryoKinetic Cleaning System / 200mm - 300mm

Single Wafer Wet



ORION®
Single Wafer Cleaning System / 300mm

LEGACY

Batch Immersion



MAGELLAN®
Immersion Cleaning System / 200mm - 300mm

Batch Spray



MERCURY®
Spray Cleaning System /150mm - 200mm

Single Wafer Resist Processing



POLARIS®
Microlithography Cluster / 150mm - 300mm

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Always Thinking. Better.™

Multiple Applications Within Product Portfolio

- Product portfolio addresses 90% of surface conditioning market

2009 Surface Conditioning Market Segmentation [1]



Other
BE Resist Removal
Bevel/Backside
Scrub / Defect Removal
Metal & Dielectric Film Removal
FE Resist Removal
FE Cleans

FSI Product	Applications
ORION® System	
ZETA® System	
ANTARES® System	
MAGELLAN® System	
MERCURY® System	

(1) Gartner - December 2009

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Always Thinking. Better.™

Addressable Markets ORION addresses high-growth, $1.5 billion market opportunity Segments addressed by the (1) following FSI products: —ANTARES® Cryokinetic System —ZETA® and MERCURY® Spray Processing Systems —ORION® Single Wafer Cleaning Cluster —MAGELLAN® Immersion System Calendar Year (1) Gartner — March 2010 Always Thinking. Better.™ 11

Product Portfolio Positioned For Growth ZETA® ViPR™ System Provides high performance resist and metal film strips at a low cost Higher productivity and lower cycle time compared to 2 step ash-wet strip $1.5 — 2.5 million ASP ANTARES® CryoKinetic Cleaning System Cleans surfaces that are water or chemically sensitive and will not etch or alter film properties Higher particle removal efficiencies than water jet scrub on many types of films $1.8 — 2.2 million ASP ORION® Single Wafer System Unique closed chamber design with integrated spray technology with energetic dispense A highly economical and capable single wafer high temp wet etch and strip system $2.5 — 5.0 million ASP Always Thinking. Better.™

Momentum With Industry Leading Customers ZETA System Core product driving current revenue growth —Contributing to 60%+ first half revenue growth YoY Proven technology with 40% market share(1) Strong momentum with installed customer base —Expanding the number of applications for which the ZETA System is being used —More than 150 ZETA Systems installed in high volume manufacturing worldwide ORION System Built upon proven technology and being validated by industry leading customers —2 systems installed at major U.S. based logic semiconductor manufacturer —Recently delivered a system to a major foundry device manufacturer based in Asia —Major Asian memory producer continues to evaluate the system Key customers continue to shift to single wafer cleaning systems Potential to be a leading product in $1.5 billion market (1) Gartner — April 2010 Always Thinking. Better.™ 13

Memory Providing Growth Over Near Term FSI now poised to participate in anticipated memory led capital spending increase 70Others (Opto, Power Discrete, Compound) Memory 60Logic (including Mixed Signal) 50 Billions 40 in 30 $20 10 0 2006 2007 2008 2009 2010 2011 2012 Source: Gartner, Inc. (December 2009) Always Thinking. Better.™

Extensive Customer Base Chaska USA Headquarters Edinburgh Brussels Dresden Portland Chaska Grenoble Milan BundangSanJoseFishkill Tokyo PhoenixDallas Tel AvivOkayama Austin SEMICONDUCTOR LTD.Shanghai Hsinchu Singapore Includes spares depot Always Thinking. Better.™ 15

Global Market Presence FY 2005 YTD FY 2010 20% 40% 41%46% 39% 13% Total FSI Orders: United States Europe Asia Always Thinking. Better.™

Worldwide Demand for Semiconductors

Device Manufacturers



(3 month rolling average)
3 mo. Avg. Sales
3 mo. Avg. Units
Worldwide IC Sales ($ Billions)
Worldwide IC Units (Billions)
25
20
15
10
5
0
16
14
12
10
8
6
4
2
0
J-99
M-99
S-99
J-00
M-00
S-00
J-01
M-01
S-01
J-02
M-02
S-02
J-03
M-03
S-03
J-04
M-04
S-04
J-05
M-05
S-05
J-06
M-06
S-06
J-07
M-07
S-07
J-08
M-08
S-08
J-09
M-09
S-09
J-10

Source: VLSI Industry Pulse Pro™ May 2010

Always Thinking. Better.™

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Worldwide Factory Utilization Rates

Semiconductor Manufacturers



Forecast
100
90
80
70
60
50
% Utilization
Drives Capacity Spending
Technology Spending Continues
Jan-99
June
Nov
Apr
Sep
Feb
Jul
Dec
May
Oct
Mar
Aug
Jan-04
Jun
Nov
Apr
Sep
Feb
Jul
Dec
May
Oct
Mar
Aug
Jan-09
Jun
Nov

Source: VLSI Industry Pulse Pro™ May 2010

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Always Thinking. Better.™

Financial Summary Always Thinking. Better.™ Copyright © 2010 FSI International All Rights Reserved

Financial Summary Always Thinking. Better.™ Copyright © 2010 FSI International All Rights Reserved Improved Cost Structure Operating Expenses ($’s in thousands)Cost Reductions___$10,702 $3.2 million of cost reductions $7,530 —Consolidation of U.S and European sales and service organization —Headcount reductions —Down sized of Allen, Texas facility leased space ‘Q2 ‘09’Q2 ‘10 —Completion of ORION platform Operating Income Breakeven Level(1)development ($’s in thousands) $20,000 $15,000 ‘Q2 ‘09’Q2 ‘10 Note: 1) Refers to level of quarterly revenue at which operating income is equal to zero Always Thinking. Better.™ 20

Improvement in Orders and Revenue GuidanceGuidance MidpointMidpoint OrdersRevenue $28,000 ($’s in thousands)($’s in thousands) $29,000 $22,784 $18,925 $18,696 $15,424 $14,176 $14,617 $14,673 $12,224 $13,313 $11,304 $11,469 $8,640 ‘Q1 ‘09 ‘Q2 ‘09 ‘Q3 ‘09 ‘Q4 ‘09 ‘Q1 ‘10 ‘Q2 ‘10 ‘Q3 ‘10’Q1 ‘09 ‘Q2 ‘09 ‘Q3 ‘09 ‘Q4 ‘09 ‘Q1 ‘10 ‘Q2 ‘10 ‘Q3 ‘10 Revenue and order growth driven by an increased demand for products and the introduction of the ORION platform —Gross margin goal of 45-50 percent (44% FY2010 YTD) Q3 revised guidance: —Orders of $28 — $30 million (was $25 — $27 million) —Sales of $27 — $29 million (was $23 — $25 million) —Earnings of $5.0 — $6.0 million (was $2.5 — $3.0 million) Always Thinking. Better.™ 21

Substantial Operating Leverage Operating Model at Various Revenue Levels ($’s in thousands) Quarterly Revenue Level(1) FSI International’Q2 ‘08’Q2 ‘09’Q2 ‘10$15mm$25mm$35mm Revenue $21,423 $8,640 $18,925 $15,000 $25,000 $35,000% of ‘Q2 ‘1079%132%185% % of prior peak qtrly revenue (2)37%62%87% Gross Margin48% 14% 42% 45-46%46-48%48-50% Operating Margin2% (110%)3% Breakeven10-12%12-16% Notes: 1) Represents range of estimated gross margin and operating margin based on respective quarterly revenue levels 2) Prior peak quarterly revenue of $40.4 million in ‘Q4 ‘06. Always Thinking. Better.™ 22

Strong Balance Sheet August February ($’s in thousands)FY 2009FY 2010 Assets Cash, Cash Equivalents$12,496$14,936 Marketable Securities and Restricted Cash Receivables, Net8,697 8,641 Inventory21,17122,761 Fixed Assets15,14714,222 Total Assets$63,685$66,652 Liabilities and Equity Total Debt$0,000$0,000 Stockholders’ Equity$50,657$52,352 Always Thinking. Better.™ 23

Investment Highlights Multi-year platform investment initiative complete — products now can address 90%+ of the available surface conditioning market Positioned to participate in the current industry expansion cycle —Wafer fab equipment industry poised for growth Successfully transitioned to a global market presence with Asian customer support infrastructure in place Significant operating leverage potential due to 30% reduction in operating expenses — first half 2010 compared to first half 2009 High-quality customer base in logic, foundry and memory Gaining momentum with key product initiatives —ORION System placed with logic, foundry and memory customers —Expanded the number of ZETA System applications Always Thinking. Better.™ 24